VanEck Merk Gold Trust

Delivery Application

0001546652

Pursuant to 433/164

333-180868

VanEck  Merk Gold Trust (OUNZ)

The Gold ETF That Delivers

Delivery Application – Taking Delivery of Gold

Investors interested in taking delivery of physical gold bullion in exchange for their shares in the Trust (Delivery Applicants) must submit a Delivery Application to the Sponsor. A Delivery Application expresses the Delivery Applicant’s non-binding intention to exchange shares of OUNZ for Gold on the Share Submission Day and provides instructions to his or her broker-dealer to effect the exchange of shares for Gold. The Sponsor may reject any Delivery Application.

Fill in this Delivery Application online at www.merkgold.com

REQUIRED: Complete all sections in the Delivery Application

Step 1. File Delivery application

Verify Type and Quantity of Gold

Wire the Processing Fee

Submit Delivery Application to Merk Investments LLC

Applicant Receives Pre-Approved Delivery Application from Merk Investments LLC

Step 2. Submit Pre-Approved Application to Broker

Step 3. Gold is Delivered to Applicant

www.merkgold.com 855-MRK-OUNZ (c) 2016 Merk Investments LLC

Delivery

Application

Instructions

Step 1. File Delivery Application

Verify that all the information is accurate within each

section of the Delivery Application. Please visit the FAQ

section of www.merkgold.com or contact Merk

Investments LLC (Sponsor) at (855) MRK-OUNZ with

any questions.

Once you have verified that all the information is accurate

on the Delivery Application, you must wire the Processing

Fee to the Sponsor using the instructions in Section D of

the Delivery Application.

After the Processing Fee has been wired, you may submit

the Delivery Application to the Sponsor for pre-approval.

Please submit your Delivery Application online at

www.merkgold.com/delivery, via fax to (650)745-7045 or

by mail to:

Merk Investments LLC

Attn: VanEck Merk Gold Trust

44 Montgomery St #3730

San Francisco, CA 94104

Please allow 3 business days for processing once the

Sponsor has received the Delivery Application. If the

Sponsor approves the Delivery Application, the Sponsor

will return the pre-approved Delivery Application to you

by email at the email address specified in Section A. If

you do not have an email address, please contact the

Sponsor.

SECTION A

Complete Section A with current share owner information.

Delivery Applicants not residing in the U.S. should

contact the Sponsor to inquire about additional documents

and information required to process the Delivery

Application.

SECTION B

A Delivery Applicant must specify the type and quantity

of gold which the Delivery Applicant requests to receive

in exchange for shares. Separate Delivery Applications are

required for each type of gold the Delivery Applicant

requests to receive.

No separate Delivery Fee is charged for delivery of gold

coins and bars to destinations in the lower 48 States; a

Delivery Fee may apply to the Delivery Applicant for

deliveries of London Bars within, and gold bars and coins

outside, of the lower 48 States.

SECTION C

The Trust will ship gold to a Delivery Applicant fully

insured using accepted business practices for precious

metals delivery that may include, amongst others, use of a

conventional shipping carrier (e.g., U.S. Postal Service,

Federal Express, United Parcel Service); or an armored

transportation service.

A Delivery Applicant can utilize a shipping carrier only if

insurance requirements can be met and the Delivery

Applicant and the Sponsor agree on an acceptable delivery

destination. Armored Transportation Service will only

deliver to certain trusted locations; an Armored

Transportation Service does not deliver to residential

addresses. Please contact Sponsor at 855-MRK-OUNZ to

discuss the delivery method and location. London Bars

will only be transported using Armored Transportation

Service. The Sponsor may decline a Delivery Application

if no delivery method or location is agreed upon. Please

note that large shipments of gold may be delivered over

multiple days.

SECTION D

Processing Fees include an Exchange Fee related to an

exchange of shares for gold and, if applicable, a Delivery

Fee related to the delivery of the gold to the Delivery

Applicant. Please wire the Processing Fees before

submitting the Delivery Application to the account

specified in the Delivery Application (Section D). The

Sponsor will only consider applications that are submitted

together with the applicable Processing Fees. If any

Delivery Application is rejected, the Processing Fees will

be returned to the Delivery Applicant.

www.merkgold.com 855-MRK-OUNZ (c) 2016 Merk Investments LLC

SECTION E

Please review SECTION E carefully, as this section limits

a Delivery Applicant’s rights to make any complaint or

objection concerning the shipment, delivery or receipt of

the gold to be delivered to the Delivery Applicant for the

Surrender of their shares.

SECTION F

All share owners must sign the Delivery Application.

Step 2. Submit Pre-Approved Delivery Application

to Broker

Submit the pre-approved Delivery Application to your

broker to instruct them to execute the transaction. The

Delivery Applicant must provide the pre-approved

Delivery Application to his or her broker-dealer to effect

the exchange of shares for gold. The Delivery Application

will be used by your broker to verify the Delivery

Applicant's holdings and execute the transaction.

Step 3. Gold is Delivered to the Applicant

Delivery Applicant receives specified type and quantity of

gold.

* * *

All fees are subject to change upon notice, which shall be

published on the Trust's website.

In times of increased volatility, the Exchange Fee may

reference a more recent price of gold, which shall be

published on the Trust's website.

www.merkgold.com 855-MRK-OUNZ (c) 2016 Merk Investments LLC

VANECK M

ERK GOLD TRUST DELIVERY APPLICATION

SECTION A

Delivery Applicant Information (Information must match brokerage account)

Full legal name (First, Middle, Last Name):

Email address:

Social Security or Taxpayer ID, DOB: <not displayed>

Address (Street, City, Zip): , , , , ,

Phone Number:

Provide your brokerage firm's wiring instructions for Cash Proceeds

Brokerage firm where Shares are held: [ ] DTC #

Bank: ; ABA

For Benefit Of: A/C#

For Further Credit to: A/C #

SECTION B

Share Submission Quantity and Processing Fees (Delivery Fee, if applcable)

Exchange Fee

Delivery Fee

Processing Fee (Exchange+Delivery Fee)

Approx. Cash Proceeds

$

Share Submission Quantity, Share Submission Day and Grace Period

TYPE OF GOLD: NUMBER OF BARS OR COINS:

SHARE SUBMISSION QUANTITY

# of shares:

SHARE SUBMISSION DAY: Grace Period (filled in by Sponsor)

SECTION C

Delivery Address and Method

Contact at delivery address:

Address: ,

City: State: Zip: Country: USA

Phone: Delivery Method:

SECTION D

Processing Fee wire instructions

Bank: Citibank, New York; ABA #021 000 089

For Benefit Of: Morgan Stanley Smith Barney, LLC A/C# 40611172

For Further Credit to: Merk Investments LLC A/C# 398 001 370

Reference: Delivery Application ___________

Processing Fee

SECTION E

Limitation on Claims Concerning Delivered Physical Gold

The Delivery Applicant will have five business days following the receipt of the gold to notify the Sponsor in writing of any complaints or objections concerning the shipment, delivery or receipt of the gold and, in the absence of any such objection or complaint, the Delivery Applicant will be deemed to have accepted receipt of the gold in full satisfaction of the gold due the

Delivery Applicant and to have waived any and all claims the Delivery Applicant may have concerning the gold received by the

Delivery Applicant.

SECTION F

Legal Shareholders Signatures

Signature(s)/co-signature (if applicable) and Date

SECTION G

Sponsor Pre-Approval

Sponsor Signature and Date Application ID: ___________

www.merkgold.com 855-MRK-OUNZ (c) 2016 Merk Investments LLC

The issuer has filed a registration statement with the SEC for offering to which this communication relates. Before you invest, you should read the prospectus and other documents.